Exhibit 99.1

Salarius Pharmaceuticals Changes Corporate Name to Decoy Therapeutics and Nasdaq Ticker Symbol to DCOY Reflecting Focus on Next-Generation Peptide Conjugate Therapeutics

Trading under DCOY to commence on January 8, 2026

Company’s proprietary peptide-conjugate platform leverages AI-enabled computational infrastructure to accelerate candidate selection

Capital-efficient 2026 plan features advancing lead antiviral into the clinic while expanding pipeline and partnership opportunities

CAMBRIDGE (January 7, 2026) – Salarius Pharmaceuticals, Inc. (NASDAQ: SLRX) (Salarius) announces it will change its corporate name to Decoy Therapeutics Inc. (Decoy) and its common shares will trade on the Nasdaq Capital Market under the ticker symbol DCOY effective as of commencement of trading on January 8, 2026. These changes reflect the Company’s focus on developing novel peptide-conjugate therapeutics through its proprietary platform that reduces the complexity of drug development and manufacturing.

"Changing our corporate name is another step in our transformation to developing the next generation of peptide-conjugate therapeutics, with an initial emphasis on high-priority viral and oncology targets," said Rick Pierce, CEO of Decoy Therapeutics. “With an AI-enabled discovery engine, a lead antiviral program of interest to global health stakeholders and a tightly focused 2026 plan, we are positioned to advance our first program into the clinic, expand our pipeline and create long-term value for patients and shareholders.”

These changes do not affect the total number of shares outstanding, shareholders’ rights, the CUSIP number or the transfer agent, nor do they impact the Company’s operations or leadership, which includes Decoy’s senior management team and Salarius’ finance team.

A Platform Built for Scale, Speed and Strategic Partnerships
Decoy Therapeutics is advancing a proprietary peptide-conjugate platform designed to selectively intercept and neutralize high-value biological targets, with initial programs addressing pan-coronavirus activity and multi-viral threats, including influenza and RSV. The Company’s lead antiviral program has attracted strategic interest from the Biomedical Advanced Research and Development Authority (BARDA) and global health organizations, positioning Decoy to pursue additional non-dilutive grant funding, collaborations and future development partnerships as data emerge.

In parallel, Decoy is advancing next-generation discovery programs, including:

•Multi-virus decoy candidates designed to address overlapping respiratory threats
•Cell-based and organoid-level validation of novel G protein-coupled receptor (GPCR)-targeted drug candidates outside of antivirals

Together, these efforts are intended to support the filing of multiple investigational new drug (IND) applications and their enabling activities, peer-reviewed publications and partnering discussions, while maintaining capital efficiency and flexibility.

2026 Focus: Execution, Data and Potential Milestones

The Company’s priorities for 2026 include:

•Advancing lead antiviral programs toward regulatory readiness
•Expanding discovery and preclinical validation across multiple platforms
•Leveraging AI-enabled computational infrastructure to accelerate candidate selection
•Pursuing strategic collaborations with big pharma, technology leaders and academic institutions
•Strengthening the Company’s capital structure and expanding investor visibility

The Company believes this execution-focused approach positions Decoy to achieve multiple value-creating milestones while retaining upside through partnerships and non-dilutive funding.

About Decoy Therapeutics Inc.
Decoy is a preclinical-stage biotechnology company that is leveraging machine learning and AI tools alongside high-speed synthesis techniques to rapidly design, engineer and manufacture peptide conjugate drug candidates that target serious unmet medical needs. The Company’s initial pipeline is focused on respiratory viruses and GI cancers. Decoy has attracted financing from institutional investors as well as significant capital from the Massachusetts Life Sciences Seed Fund, the Google AI startup program and the NVIDIA Inception program, among other sources. The Company has also received QuickFire Challenge award funding provided by BARDA through BLUE KNIGHT™, a collaboration between Johnson & Johnson Innovation – JLABS and BARDA within the Administration for Strategic Preparedness and Response.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company, including expected achievement of milestones for its lead asset and future prospects of the Company. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of the Company, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “can,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the Company will not obtain sufficient financing to execute on their business plans and risks related to Decoy’s products and development plans, including unanticipated issues with any IND application process and the potential of the IMP3ACT™ platform, and the risk that the Company can maintain its listing on Nasdaq. Readers are urged to carefully review and consider the various disclosures made by the Company in its reports filed with the SEC, including its Current Report on Form 8-K filed with the SEC on August 22, 2025, its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as revised or supplemented by its

Quarterly Reports on Form 10-Q and other documents filed with the SEC. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, the Company’s actual results may vary materially from those expected or projected.

Contacts:

Decoy Therapeutics
Rick Pierce, CEO
Pierce@decoytx.com
617-447-8299

Peter Marschel, CBO
Peter@Decoytx.com
617-943-6305

Investors and Media
Alliance Advisors IR
Jody Cain
jcain@allianceadvisors.com
310-691-7100

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